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                                                                    Exhibit 3(b)


               AMENDMENT TO THE PRINCIPAL UNDERWRITING AGREEMENT

This amendment, dated as of March 30, 1998 (this "Amendment"), to a certain Principal Underwriting Agreement effective on the 18th day of February, 1987 (the "Original Agreement"), is executed by and between LINCOLN NATIONAL LIFE INSURANCE COMPANY ("Lincoln National"), a life insurance company organized under the laws of the State of Indiana, on behalf of itself and SEPARATE ACCOUNT E OF THE LINCOLN NATIONAL LIFE INSURANCE COMPANY ("Separate Account"), a separate account established by Lincoln National pursuant to the Indiana Insurance Code, and AMERICAN FUNDS DISTRIBUTORS, INC. ("AFD"), a corporation organized under the laws of the State of California (collectively, the "Parties"). Unless otherwise specifically provided, this Amendment shall be effective as of September 1, 1997.


                                  WITNESSETH:

WHEREAS, the Original Agreement provides for AFD to serve as principal underwriter for certain variable annuity contracts defined more fully therein and marketed under the name "The American Legacy" (the "Contracts"); and

WHEREAS, the Original Agreement contains certain exclusivity provisions in
Section 17 that the Parties desire to eliminate; and

NOW THEREFORE, in consideration of the foregoing, and of the mutual covenants and conditions contained in the Original Agreement as well as herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Lincoln National, the Separate Account and AFD hereby agree as follows:

A.   Section 17. Section 17 of the Original Agreement is hereby replaced and
Section 5 of the Original Agreement is hereby modified by the "Non-Exclusivity Provisions" set forth below. All other terms and conditions of the Original Agreement are hereby ratified and confirmed with respect to the Contracts.

Non-Exclusivity Provisions. AFD may act as principal underwriter, sponsor, distributor or dealer for issuers other than Lincoln National or its affiliates in connection with mutual funds or insurance products. American Variable Insurance Series (the "Series") may be sold to fund insurance contracts, including those other than the Contracts, of issuers other than Lincoln National or its affiliates or to other shareholders in accordance with Internal Revenue Code Section 817(h) and the regulations thereunder. Lincoln National may issue through any broker-dealer any insurance contracts; however, Lincoln National will not enter into any agreement with any other organization for the purpose of distributing the Contracts. The foregoing is subject to the covenants and conditions set forth below:
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     1.   Appointment Fees. The Original Agreement in the last sentence of
     Section 5 provides that AFD will be responsible for all state insurance appointing fees and associated insurance license renewal fees incurred to enable members to sell the Contracts ("appointment fees"). This sentence in
     Section 5 is hereby eliminated and it is agreed that Lincoln National will be responsible for any and all appointment fees as of September 1, 1997. Lincoln National will also assume the responsibility for deciding whether to pay appointment fees with respect to "non-producers." In the event Lincoln National determines to stop paying the appointment fees for any non-producer, AFD shall be given the option to pay such fees.

     2. Lincoln Financial Advisors ("LFA"). The Schedule of Commissions to Dealers and and Remuneration to AFD attached to the Original Agreement is hereby amended to provide that sales through LFA (referred to in such schedule by its predecessor company"s name Lincoln National Sales Corporation or "LNSC") shall be at full reallowance to AFD and subject to standard Selling Group Agreement terms and conditions including remuneration for all new sales. This item will be implemented on January 1, 1998.

B. Counterparts. This Amendment may be executed in two or more counterparts, each of which when so executed, shall be deemed to be an original, but such counterparts taken together shall constitute but one and the same contract.

IN WITNESS WHEREOF, the undersigned parties have caused the Amendment to be duly executed and attested as follows:

                                    The Lincoln National Life Insurance Company for itself and Separate Account E of the Lincoln National Life Insurance Company


Attest: ______________________      By: ____________________________


                                    American Funds Distributors, Inc.


Attest: ______________________      By: ____________________________

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